EXHIBIT 15

June 11, 2001

Hastings Manufacturing Company
Hastings, Michigan

We have reviewed, in accordance with standards established by the AICPA, the unaudited interim financial information of Hastings Manufacturing Company and subsidiaries for the periods ended March 31, 2001 and 2000 as indicated in our report dated April 23, 2001 included in the Company's Form 10-Q filed on May 14, 2001. We are aware that our report referred to above is being incorporated by reference in this Post-effective Amendment No. 1 to Form S-8 Registration Statement pertaining to the Hastings Manufacturing Company Stock Option and Restricted Stock Plan of 1997, as amended (File No. 333-74489).

We also are aware that our report referred to above, under Rule 436(c) under the Securities Act of 1933, is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/BDO Seidman, LLP

Grand Rapids, Michigan